Exhibit 99.d

Exhibit D

NON-NEGOTIABLE SECURED PROMISSORY NOTE

$11,000,000	March [ ], 2010

FOR VALUE RECEIVED, the undersigned, Heartland Industrial Partners, L.P., a Delaware limited partnership, (the “Maker”), hereby promises as of the date hereof to pay [Escrow Agent] on behalf of the Authorized Claimants of the Egleston Class and the MainStay Class (the “Payee”; capitalized terms herein having the meaning defined in the Stipulation and Agreement of Settlement unless otherwise defined herein) at [address], or at such other place as Payee may from time to time designate in writing, the principal sum of eleven million dollars ($11,000,000) together with all accrued interest on such outstanding principal, in accordance with the terms and provisions of this Promissory Note (the “Note”).

1.     Interest Payment.  Interest on the outstanding principal balance of this Note shall accrue beginning thirty (30) days after the Preliminary Approval Date at the rate of three percent (3%) per annum.  The interest shall be payable on the date eight (8) months from the first day following the Effective Date or if such date is not a Business Day, the next Business Day (such payment date, the “Maturity Date”).

2.     Principal Repayment.  The outstanding principal balance of this Note, together with all charges provided for herein, shall be due and payable in full on the Maturity Date.

3.     Payments.  All payments hereunder shall be applied as follows: (i) first to any amount due to Payee pursuant to Section 15 of this Note, (ii) then to the interest accrued and unpaid under this Note, and (iii) thereafter, to any principal owing under this Note.

4.     Default Interest.  Upon the occurrence of an Event of Default and while that Event of Default is continuing, interest will accrue at a rate of three percent (3%) per annum (and not to exceed a total interest rate of three percent (3%) per annum because of operation of this or any other Section of this Note) on any unpaid amount due under this Note.  This Section shall not be construed as an agreement or privilege to extend the date upon which payment in full is due hereunder, nor a waiver of any other right or remedy available to Payee hereunder.

5.     Prepayment.  Subject to Section 3 above, Maker shall have the right to prepay, in part or in full, without penalty or additional charge, this Note (together with all accrued interest to the date of prepayment) at any time or times.

6.     Security Interest.

(a)   Security Interest Grant.  Maker hereby pledges to the Payee and grants to the Payee a security interest and continuing lien on all of Maker’s right, title and interest in, to and under all personal property of Maker constituting Collateral, whether now owned or existing or hereafter acquired or arising and wherever located.  Maker shall execute and cause to be filed all

UCC financing statements and other documents required to give Payee a perfected first priority lien in the Collateral.

(b)   Security for Obligations.  The Collateral secures and is collateral security for the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of the Maker’s obligations under this Note.

(c)   Release of Security Interest.  On the date on which all of the obligations of the Maker hereunder are paid in full (the “Release Date”), the Payee’s security interest and lien on the Collateral shall automatically terminate and be released without any further action by any party (the “Release”).  The Payee agrees to promptly execute and deliver such documents, instruments (including UCC financing statements) and agreements, each in form and substance reasonably satisfactory to the Maker, and take such other actions as the Maker reasonably requests to evidence the Release.  In addition, the Payee hereby authorizes the Maker from and after the Release Date to file all UCC termination statements as are necessary or advisable to effectuate, or reflect of public record, the Release.

7.     Assets of the Holding Company.

(a)   On the date hereof, the assets of the Holding Company shall have a value not less than eighteen million dollars ($18,000,000) calculated as the sum of  (i) the number of shares of Asahi Tec Corporation included in the Shares multiplied by the trading price on the Tokyo Stock Exchange of such shares of Asahi Tec Corporation as of the close of trading on the Business Day immediately preceding the Preliminary Approval Date, which amount shall not exceed six million dollars ($6,000,000); (ii) the number of shares of Springs Global Participacoes included in the Shares multiplied by the trading price on the Bolsa de Valores, Mercadorias & Futuros de São Paulo of such shares of Springs Global Participacoes as of the close of trading on the Business Day immediately preceding the Preliminary Approval Date; (iii) the number of shares of TriMas Corporation included in the Shares multiplied by the trading price of such shares of TriMas Corporation on the Nasdaq as of the close of trading on the Business Day immediately preceding the Preliminary Approval Date; and (iv) one and a half times (1.5) times the value of: (a) any cash held by the Holding Company and (b) the face amount of any letters of credit then held by the Holding Company (or issued for the benefit of the Payee or the Holding Company to support the Maker’s obligations hereunder).  On the date hereof, at least twenty-five percent (25%) of the value of the Shares shall be comprised of shares of Trimas Corporation.

(b)   The Maker shall cause the Holding Company to maintain holdings in the Shares such that on the last Business Day of each month while this Note is outstanding, the value of the Shares equals or exceeds the Minimum Value.

(c)   The Maker may, from time to time and at any time, transfer or cause to be transferred cash, letters of credit and/or securities to or from the Holding Company to the Maker or to any other person provided that after giving effect to such transfer, the Minimum Value is maintained as measured on the last Business Day of each month.

8.     Events of Default.  Each of the following shall constitute an event of default hereunder (each an “Event of Default”):

(a)   the Maker’s failure to make any required payment of principal or interest under this Note, or any other amount due and payable under this Note on or before the date on which such payment is due under this Note;

(b)   the Maker’s failure to perform its obligations pursuant to paragraph 7(b) or 12(d), and the continuation of such failure for a period of twenty-five (25) days after Payee gives the Maker written notice of such failure to perform;

(c)   the Maker’s insolvency, general assignment for the benefit of creditors, or the commencement by or against the Maker of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of the Maker’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for the Maker or for all or any substantial part of the Maker’s assets which, in the case of involuntary proceedings, has not been withdrawn or dismissed with 60 days after the filing thereof; and

(d)   the Holding Company ceases to be a wholly-owned subsidiary of the Maker.

9.     Acceleration.  Upon the occurrence of an Event of Default pursuant to Section 8(c), the outstanding obligations under this Note owed by the Maker to Payee shall become and be immediately due and payable without any declaration or other act on the part of the Payee. Upon the occurrence and continuance of an Event of Default pursuant to Section 8 (other than Section 8(c)), the Payee may take either or both of the following actions at the same or different time: (a) declare the outstanding obligations under this Note owed by the Maker to Payee to be immediately due and payable and (b) exercise, subject to applicable law, any other rights and remedies, including remedies pursuant to Section 10.

10.  Remedies.

(a)   General.  If any Event of Default shall have occurred and be continuing, Payee may avail itself of any legal or equitable rights which Payee may have at law or in equity or under this Note, including, but not limited to, the right to accelerate the indebtedness due under this Note as described in Section 9.  The remedies of Payee as provided herein shall be distinct and cumulative, and may be pursued singly, successively or together, at the sole discretion of Payee, and may be exercised as often as occasion therefor shall arise.  Failure to exercise any of the foregoing options upon the occurrence of an Event of Default shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other Event of Default, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy.  Payee shall have no duty to exercise any or all of the rights and remedies herein provided or contemplated.  The acceptance by Payee of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing rights or remedies at that time, or nullify any prior exercise of any such rights or remedies, without the express written consent of Payee.

(b)   Assets of Holding Company Upon Default.  Upon the occurrence and continuance of an Event of Default, the Payee shall have the right to take possession of and title to the Collateral and to sell, or to cause the Holding Company to sell, the Shares at then-prevailing market prices (A) on the Tokyo Stock Exchange (or any successor exchange), in the case of shares of Asahi Tec Corporation, (B) on the Bolsa de Valores, Mercadorias & Futuros de São Paulo (or any successor exchange), in the case of shares of Springs Global Participacoes, and (C) on Nasdaq (or any successor exchange), in the case of shares of TriMas Corporation, as applicable.  The proceeds of the sale of the Shares and any cash or letters of credit held by the Holding Company shall be used to satisfy the Maker’s obligations under this Note as specified in Section 3.  If the sum total of the proceeds of the sale of the Shares, any cash received from the Holding Company by the Payee and any payments under Letters of Credit is greater than the sum of (i) any amount due to Payee pursuant to Section 15 of this Note, (ii) the interest accrued and unpaid under this Note, and (iii) any principal owing under this Note, the Payee shall deliver the difference to the Maker and shall take all necessary action to redeliver the Collateral to the Maker and to release and terminate all liens and security interests in favor of Payee.  If the sum total of the proceeds of the sale of the Shares, any cash received from the Holding Company by the Payee and any payments under Letters of Credit is less than (a “Shortfall”) the sum of (i) any amount due to Payee pursuant to Section 15 of this Note, (ii) the interest accrued and unpaid under this Note, and (iii) any principal owing under this Note, the Maker shall execute a confession of judgment for such difference.  Notwithstanding anything to the contrary contained herein, in no event shall the Payee sell or cause the sale of more Shares than reasonably necessary to repay all of the Maker’s then-outstanding obligations under this Note.

(c)   Collateral.  If any Event of Default shall have occurred and be continuing, and if a Shortfall occurs and is continuing, the Payee may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any secured obligations then owing, whether by acceleration or otherwise.  The Payee shall have no obligation to marshal any of the Collateral.

11.          Representations and Warranties.  The Maker hereby represents and warrants on the date hereof that:

(a)   the Maker is the sole owner of the Holding Company;

(b)   the Maker owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all liens, rights or claims of all other persons, other than liens, rights or claims arising under this Note;

(c)   the Maker has indicated on Schedule A (as such schedule may be amended or supplemented from time to time) (X) the type of organization of the Maker, (Y) the jurisdiction of organization of the Maker and (Z) the jurisdiction where its principal office is located;

(d)   the full legal name of the Maker is as indicated on Schedule A and it does not do business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule A (as such schedule may be amended or supplemented from time to time);

(e)   upon the filing of all UCC financing statements naming the Maker as “debtor” and the Payee as “secured party” and describing the Collateral in the filing offices set forth opposite the Maker’s name on Schedule A hereof (as such schedule may be amended or supplemented from time to time) and other filings delivered by the Maker, the security interests pledged and granted to the Payee hereunder constitute valid and perfected first priority liens on all of the Collateral and have been recorded in the records of the Holding Company; and

(f)    the Maker is not subject to regulation under any law or to any restriction under its organizational documents or under any contract to which the Maker is a party, breach of which would have a material adverse effect on the Maker, that limits the Maker’s ability to incur indebtedness under this Note.

12.          Covenants.  The Maker hereby covenants and agrees that so long as any obligation under this Note is outstanding:

(a)   except for the security interest created by this Note, it shall not create or suffer to exist any other lien upon or with respect to any of the Collateral;

(b)   except for this Note and any letters of credit issued for the benefit of the Payee or the Holding Company to support the Maker’s obligations hereunder, the Holding Company shall incur no material liabilities;

(c)   the Maker shall not change its name, identity, corporate structure, principal executive office or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Payee in writing at least fourteen (14) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, principal executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Payee may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Payee’s security interest in the Collateral intended to be granted and agreed to hereby;

(d)   on the last Business Day of each month while this Note is outstanding, the Maker shall provide to the Payee a certificate that as of the date of said certificate the Collateral is owned by the Maker and a statement that the Collateral is free and clear of any and all liens, rights or claims of all other persons, other than liens, rights or claims arising under this Note, that the value of the Shares equals or exceeds the Minimum Value, and disclosing the number of shares of, respectively, Asahi Tec Corporation, Springs Global Participacoes, and Trimas Corporation constituting the shares; and

(e)   it shall comply in all material respects with all applicable laws (including applicable securities laws) in connection with its obligations hereunder.

13.          Definitions.

(a)   “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(b)   “Collateral” shall mean all of the Maker’s right, title and interest in, to and under all equity interests in the Holding Company.

(c)   “Holding Company” shall mean HIP Investment Holdings I, LLC, a Delaware limited liability company.

(d)   “Minimum Value” shall mean (A) one and a half (1.5) times the principal then outstanding under this Note (B) minus one and a half (1.5) times the sum of (i) the value of any cash then held by the Holding Company and (ii) the face amount of any letters of credit then held by the Holding Company (or issued for the benefit of the Payee or the Holding Company to support the Maker’s obligations hereunder) (“Letters of Credit”).  For purposes of calculating the Minimum Value, (A) not more than six million dollars ($6,000,000) of shares of Asahi Tec Corporation shall be included in the calculation of the value of the Shares; (B) at least twenty-five percent (25%) of the value of the Shares shall be comprised of shares of Trimas Corporation; and (C) the applicable exchange rates to be used shall be based on prevailing exchange rates on the last Business Day of the applicable month (or, if such exchange rates are not available for such last Business Day, the exchange rates on the nearest preceding Business Day), as reasonably determined by the Maker in good faith.

(e)   “Preliminary Approval Date” shall mean the date on which the United States District Court for the Eastern District of Michigan enters the Orders for Notice and a Hearing.

(f)    “Shares” shall mean the shares in Asahi Tec Corporation (TSE:5606), Springs Global Participacoes (BOVESPA: SGPS3) and/or TriMas Corporation (NASDAQ: TRS) owned by the Holding Company that are either: (i) free of shareholder transfer restrictions; or (ii) with respect to shares of Trimas Corporation, the subject of a Form S-3 filing with the Securities and Exchange Commission that, upon becoming effective, will make such shares free of shareholder transfer restrictions.

(g)   “Stipulation and Agreement of Settlement” shall mean the Stipulation and Agreement of Settlement dated February 10, 2010 concerning MainStay High Yield Corporate Bond Fund v. Heartland Industrial Partners, L.P., et al, No. 2:07-cv-10542 (E.D. Mich) and Egleston v. Heartland Industrial Partners, L.P., et al., No. 2:06-cv-13555.

(h)   “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

14.  Successors and Assigns.  This Note shall be binding upon the parties hereto and their respective successors and assigns.  Neither the Maker nor the Payee may, without the prior written consent of the other party, assign any right, duty or obligation hereunder.

15.  Other Charges.  To the extent permitted under applicable law and upon the occurrence of an Event of Default, the Maker shall pay Payee’s costs and expenses for enforcing the Note in the amount of two hundred fifty thousand dollars ($250,000).

16.  Governing Law.  The provisions of this Note shall be governed and construed according to the laws of New York, including Section 5-1401 of the New York General Obligations Law.

17.  JURISDICTION; WAIVER OF JURY TRIAL.  ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN, PURSUANT TO THE CONTINUING JURISDICTION OF THE COURT AS SET FORTH IN THE ORDER AND FINAL JUDGMENT AND BOTH PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON EACH PARTY HERETO ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT.  BOTH PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.  Notices.

(a)   All notices hereunder shall be in writing and shall either be hand delivered, with receipt therefor, or sent by Federal Express or similar courier, with receipt therefor, or by certified or registered mail, postage prepaid, return receipt requested, as follows:

If to Maker:	Heartland Industrial Partners, L.P.
177 Broad Street
10th Floor
Stamford, CT 06901
Facsimile No.: (203) 327-1201
Attn: Daniel P. Tredwell

With copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036-6522
Facsimile No.: (212) 735-2000
Attn: Jonathan J. Lerner, Esq.

If to Payee:	[ ]

With copy to:	[ ]

Notices shall be effective when received; provided, however, that if any notice sent by courier or by certified or registered mail is returned as undeliverable, such notice shall be deemed effective when mailed or given to such courier.

(b)   Any of the foregoing persons may change the address to which notices are to be delivered to it hereunder by giving written notice to the others as provided in this Section.

19.  Severability.  In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has executed this Note on this [ ] day of March, 2010.

MAKER:
Heartland Industrial Partners, L.P.
by: Heartland Industrial Associates, L.L.C.

Name:
Title:

PAYEE:
[Escrow Agent]

Name:
Title:

[SIGNATURE PAGE – SECURED NOTE]

Schedule A

Heartland Industrial Partners, L.P.

Type of Organization:  limited partnership

Jurisdiction of Organization:  Delaware

Jurisdiction of principal executive office: Connecticut

Other names doing business under: None